Exhibit 3.1.1

FORM NO. 7a	Registration No. 38708

CERTIFICATE OF DEPOSIT OF
MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

OneBeacon Insurance Group, Ltd.

was delivered to the Registrar of Companies of the 27th day of October, 2006 in

accordance with section 45(3) of the Companies Act 1981 (“the Act”).

Given under my hand and Seal of the

REGISTRAR OF COMPANIES this

31st day of October, 2006

for Registrar of Companies

Capital prior to increase:	US$	12,000.00

Amount of increase:	US$	4,788,000.00

Present Capital:	US$	4,800,000.00